UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 21, 2010

ICOP DIGITAL, INC.
(Exact name of registrant as specified in its charter)

Colorado	001-32560	84-1493152
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16801 W. 116th Street Lenexa, Kansas		66219
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 913-338-5550

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 21, 2010, ICOP Digital, Inc. (the "Company") filed its Fifth Articles of Amendment to its Articles of Incorporation to effect a one-for-ten reverse stock split of the Company's common stock. The reverse stock split, which was previously approved by the Company's Board of Directors (the “Board”) and shareholders, took effect at 12:01 a.m. MT on June 22, 2010. Trading of the Company's common stock on the NASDAQ Capital Market will continue, on a reverse stock split-adjusted basis, when trading begins on June 22, 2010.

On June 3, 2010, the Company’s shareholders approved a proposal to authorize the Company’s Board to implement, at its discretion, a reverse stock split of the Company’s outstanding shares of common stock within a range of one-for-two to one-for-ten and to file an Amendment to the Company’s Articles of Incorporation to effect such a reverse stock split. The Board authorized a one-for-ten reverse stock split of the Company’s common stock.

As a result of the reverse stock split, every ten shares of the Company’s issued and outstanding common stock was combined into one share of common stock, and the number of shares of the Company's common stock outstanding was reduced from approximately 27.2 million shares to approximately 2.72 million shares. The reverse stock split did not change the number of authorized shares of the Company’s common stock. To reflect the reverse stock split, NASDAQ will append the fifth character “D” to the Company’s ticker symbol for 20 business days.  During that time, the Company’s common stock will continue to be listed on NASDAQ and trade under “ICOPD.” The CUSIP number for the company's post-split common stock will be 44930M 500.

No fractional shares of common stock will be issued as a result of the reverse stock split. Instead, each fractional share that would otherwise result from the reverse stock split will be rounded up to one whole share of post-split common stock. Computershare, the Company's transfer agent, will act as exchange agent for purposes of implementing the exchange of stock certificates. After the reverse stock split, transmittal forms will be provided to registered holders providing instructions for the exchange of stock certificates.

The primary objective of the reverse stock split is to maintain the Company's listing on the NASDAQ Capital Market by regaining compliance with NASDAQ's minimum share price listing requirement. Additional information about the reverse stock split is available in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on April 22, 2010.

The Securities Purchase Agreement relating to the sale of Series 1 and Series 2 Warrants to two institutional investors in February 2010 contains a provision that requires the Company to obtain the written consent of the two institutional investors prior to a reverse stock split. The implementation of a reverse stock split without the written consent of those institutional investors may subject the Company to claims, damages or equitable remedies that could prove material in amount or nature. The Company requested, but did not obtain, written consent from the two institutional investors prior to effecting the reverse stock split.

The Amendment is attached hereto as an exhibit and is incorporated by reference herein. The press release announcing the reverse stock split is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

3.1           Fifth Articles of Amendment to Articles of Incorporation
99.1         Press Release dated June 22, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICOP DIGITAL, INC.

June 22, 2010	By:	/s/ David C. Owen
Name: David C. Owen
Title: Chief Executive Officer